Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
September 9, 2009
Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202
Re:       Registration Statement on Form S-4 filed by Convergys Corporation
Ladies and Gentlemen:
     We have acted as special counsel for Convergys Corporation, an Ohio corporation (the “Company”), in connection with the proposed issuance and exchange (the “Exchange Offer”) of up to $125,000,000 aggregate principal amount of 5.75% Junior Subordinated Convertible Debentures due 2029 of the Company (the “Exchange Notes”) for up to $122,549,019 aggregate principal amount of the outstanding 4.875% Senior Notes due December 15, 2009 of the Company (the “Existing Notes”), as contemplated by the Company’s Registration Statement on Form S-4, as amended, (Registration Statement No. 333-161586) (the “Registration Statement”), to which this opinion has been filed as an exhibit. The Exchange Notes will be issued pursuant to an indenture to be entered into (as amended and supplemented from time to time, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be convertible into the Company’s common shares, without par value (the “Common Shares” and, together with the Exchange Notes, the “Securities”), on the terms and subject to the conditions set forth in the Indenture, the Exchange Notes and as contemplated by the Registration Statement.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered against payment therefor in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company.
     2. The Common Shares initially issuable upon conversion of the Exchange Notes have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Exchange Notes pursuant to the terms and conditions of the Exchange Notes and the Indenture, will be validly issued, fully paid and nonassessable.
     In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective and will remain effective; (ii) the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company; (iii) the Company will issue and deliver the Securities in the manner contemplated by the

Registration Statement and any Securities issuable upon the conversion will have been authorized and reserved for issuance within the limits of the then authorized and reserved amounts of such Securities; (iv) the Securities will be issued in compliance with applicable federal and state securities laws; (v) the Trustee will have authorized, executed and delivered the Indenture and the Indenture will be a valid and binding obligation of the Trustee, enforceable against the Trustee; and (vi) the Indenture will be governed by and construed in accordance with the laws of the State of New York.
     With respect to the Exchange Notes, we have further assumed that: (i) such Exchange Notes will have been issued pursuant to an indenture that has been executed and delivered by the Company and the Trustee in a form approved by us and the Indenture will have been qualified under the Trust Indenture Act of 1939; and (ii) such Exchange Notes will be executed, authenticated, issued and delivered in accordance with the Indenture.
     The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Ohio.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day